                                                                    EXHIBIT 3.35


                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        GOLD FIELDS MINING CORPORATION


                       Pursuant to Sections 242 and 245
                        of the General Corporation Law
                           of the State of Delaware


          GOLD FIELDS MINING CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") and originally incorporated in the State of Delaware on August 26, 1926 under the name Tri-State Zinc, Inc., does hereby certify as follows:

          FIRST:  That the Certificate of Incorporation of the Corporation was
          -----
filed in the office of the Secretary of State on the 26th day of August, 1926.

          SECOND: That the Certificate of Incorporation, as amended, is further
          ------
amended and restated to read in its entirety as follows:

                                  "ARTICLE I

                                     NAME

          The name of the Corporation is GOLD FIELDS MINING CORPORATION.


                                  ARTICLE II

                    REGISTERED OFFICE AND REGISTERED AGENT

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

                               CORPORATE PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                  ARTICLE IV

                                 CAPITAL STOCK

          The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, without nominal or par value.


                                   ARTICLE V

                                    BY-LAWS

          The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.


                                  ARTICLE VI

                             ELECTION OF DIRECTORS

          Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.


                                  ARTICLE VII

                                INDEMNIFICATION

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or
                    --------  -------
limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve fraud or intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE VIII

                           COMPROMISE WITH CREDITORS

          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


                                  ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

          Subject to shareholder approval, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute."

          THIRD:  This Restated Certificate of Incorporation has been duly
          -----
adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and with the provisions of the Corporation's Certificate of Incorporation and By-laws.

          IN WITNESS WHEREOF, GOLD FIELDS MINING CORPORATION has caused this certificate to be signed on its behalf by William C. Bleimeister, its President, and attested to by Stephen E. Flechner, its Secretary, this 22nd day of March, 1991.


                                        GOLD FIELDS MINING CORPORATION


                                        By:  /s/ William C. Bleimeister
                                           -----------------------------
                                             William C. Bleimeister,
                                             President


ATTEST:


  /s/ Stephen E. Flechner
--------------------------------
Stephen E. Flechner, Secretary